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                                                                     Exhibit 4.2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), UNDER ANY STATE SECURITIES LAW, OR UNDER ANY "BLUE SKY" LAWS, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF, UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND OF THE "BLUE SKY" LAWS, OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE, AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE MAKER.


                                  CMGI, INC.


                                PROMISSORY NOTE
                                ---------------

August 18, 1999
Andover, Massachusetts                                      $138,000,000.00

     FOR VALUE RECEIVED, CMGI, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Digital Equipment Corporation, a Massachusetts corporation ("Holder"), at the offices or the Holder, or at such other place as the Holder may designate, the principal sum of one hundred thirty eight million dollars ($138,000,000.00), together with interest on the unpaid principal balance of this Note from time to time outstanding, at the rate of 10.5% per annum (except as set forth in Section 3 below), until the principal hereof is paid in full. The following is a statement of the rights of the Holder and the conditions to which this Note is subject, to which Holder, by acceptance of this Note, agrees:

     1. MATURITY. The principal amount of the Note shall be due and payable on August 18, 2002 (the "Maturity Date").

     2. MEANS OF PAYMENT. Any principal and any interest may be paid, in the sole discretion of the Maker, in (i) cash, (ii) Marketable Securities (as defined below), or (iii) any combination of the foregoing.

     3. INTEREST RATE. Interest shall be computed at the annual rate of 10.5% on the outstanding principal balance of this Note and shall be calculated on the basis of a 360-day year. If the Maker fails to present to the Holder any interest payment when due, and if such failure to pay is not cured by the Maker within ten (10) Business Days after the due date, then the interest rate will increase to 13.5% per annum until such default is cured.

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     4.   INTEREST PAYMENT DATES.  Interest shall be payable semiannually in arrears on each February 18 and August 18 until the principal amount hereby is paid in full.

     5.   NON-CASH PAYMENTS.

          (a) "Marketable Securities" shall mean any shares of common stock of the Maker or any other company that (i) are traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market, and (ii) upon issuance or delivery to the Holder in payment of this Note, shall be (a) freely eligible for resale by the Holder pursuant to Rule 144(k) under the Securities Act of 1933 (the "Securities Act") or otherwise, or (b) eligible for resale pursuant to Rule 144 under the Act and able to be sold in full within the three-month period following the date of delivery to the Holder.

          (b) The value of any Marketable Securities shall be determined using the average closing prices for such Marketable Securities during the period beginning on the applicable Notification Date (as defined below) and ending on the trading day immediately preceding the applicable date of the payment made by delivery of such Marketable Securities (the "Payment Date"). If the Maker intends to make a payment by delivery of Marketable Securities, the Maker shall provide written notice of the issuer or issuers of such Marketable Securities and the approximate amount of the payment to be made by delivery of Marketable Securities of any such issuer to the Holder on or prior to the date fifteen (15) business days prior to the applicable Payment Date (the "Notification Date").

     6. PREPAYMENT. This Note may be prepaid in whole or in part at any time, with or without prior written notice to the Holder, at the sole discretion of the Maker. Any such prepayment shall be without premium or penalty.

     7. EVENTS OF DEFAULT. At the sole discretion of the Holder, all outstanding principal and interest shall immediately become payable in full upon the occurrence at any time of any of the following events of default (individually, an "Event of Default" and collectively, "Events of Default"):

          (a) the failure of the Maker to present to the Holder, in full amount, any interest payment due, if and only if such failure to pay is not cured by the Maker within ten (10) Business Days of the due date, provided the Holder gives three (3) Business Days prior written notice to the Maker of such failure and the Maker has an opportunity to cure such failure;

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          (b)  the liquidation, termination of existence, dissolution, insolvency, or business failure of the Maker, or the appointment of a receiver or custodian for the Maker or for any part of its property, if such appointment is not terminated or dismissed within sixty (60) days; or

          (c) the institution against the Maker of any proceedings under the United States Bankruptcy Code or under any other federal or state bankruptcy, reorganization, receivership, insolvency, or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing.

     8. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence of an Event of Default, the Holder shall have then, and shall have at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

     9. USURY. In no event shall any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law, and, if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

     10. RANKING. This Note will not be subordinated to any other indebtedness of Maker, provided, that nothing herein shall be construed to prohibit Maker from incurring any secured indebtedness.

     11. COSTS OF ENFORCEMENT. The Maker agrees to pay on demand all costs of collection, including attorneys' fees and costs, actually and reasonably incurred by the Holder in enforcing the obligations of the Maker under this Note.

     12. WAIVERS. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission, or waiver on any one occasion be deemed to bar or waive the same right or any other right on any future occasion. The Maker waives notices of presentment, demand, protest, and notices of every other kind that relate to this Note.

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     13.  EXCLUSION, MODIFICATION, AND AMENDMENT.  No term or provision of this
Note may be excluded, modified, or amended, except by a written instrument duly executed on behalf of the Maker and Holder, and any such written instrument shall expressly refer to this Note and shall set forth with specificity the term or provision to be excluded, modified, or amended.

     14. BUSINESS DAY. Notwithstanding anything to the contrary herein, if any payment of principal or interest is due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day, with the same effect as if made on the day such payment was due, and no interest shall accrue thereon for the period after such date. A "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by applicable law, regulation or executive order to close.

     15. GOVERNING LAW. All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

     16.  SEAL.  This Note is executed as an instrument under seal.

     IN WITNESS WHEREOF, the Maker has caused this Note to be executed in its corporate name by the signature of its duly authorized officer.

                              CMGI, INC.


                              By: /s/ Andrew J. Hajducky III
                                  --------------------------
                                  Andrew J. Hajducky III
                                  Executive Vice President

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